Exhibit 4.2

TRINTECH GROUP PLC

SHARE OPTION PLAN FOR DIRECTORS AND CONSULTANTS 2007

Established by a resolution of the Board of the Company on May 21, 2007 and approved by shareholders on July 25, 2007 and as amended from time to time by resolutions of the Board of Directors and Ordinary resolutions of the company.

A & L GOODBODY

TABLE OF CONTENTS

1.	ESTABLISHMENT AND PURPOSE	3
2.	DEFINITIONS	3
3.	ADMINISTRATION	5
4.	SHARES AVAILABLE FOR GRANTS	6
5.	ELIGIBILITY	7
6.	TERMS AND CONDITIONS OF OPTIONS	7
7.	PROCEDURE ON EXERCISE OF OPTIONS	9
8.	ADJUSTMENT OF SHARES	10
9.	TAKEOVER, MERGER OR OTHER REORGANISATION	11
10.	LIMITATION ON RIGHTS	11
11.	WITHHOLDING TAXES	12
12.	GENERAL PROVISIONS	12
13.	GOVERNING LAW & DISPUTES	13
14.	LIABILITY OF THE COMPANY	13

TRINTECH GROUP PLC

SHARE OPTION PLAN FOR DIRECTORS AND CONSULTANTS 2007

1.	ESTABLISHMENT AND PURPOSE

The Plan is established pursuant to a resolution of the Board on May 21, 2007 but shall be subject to approval by the Company’s shareholders within twelve months after such date. The purpose of the Plan is to establish a share option plan as a long term incentive plan to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Directors and Consultants with exceptional qualifications and (c) linking Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options. The Board may, in respect of Directors and Consultants primarily liable to taxation outside the Republic of Ireland on their remuneration, alter the provisions of the Plan and of Awards to take account of overseas taxation or securities laws as set out in Clause 12.2.2.

2.	DEFINITIONS

2.1.	In the Plan, the following expressions bear the following meanings and all references to statutes are to Irish statutes unless stated otherwise:

Act means the Companies Act 1963 as amended from time to time;

Adoption Date means the date on which this Plan is adopted by the Board;

Award means any award of an Option under the Plan;

Board means the Company’s board of directors, as constituted from time to time;

Change in Control means:

(a)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)	a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(d)	any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (i.e. issued shares). For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding shares under an employee benefit plan of the Company or of a Subsidiary and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company; or

(e)	a transaction as a result of which a person or company obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 201 of the Act or becomes bound or entitled to acquire Shares in the Company under Section 204 of the Act.

A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.

Code means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation;

Committee means a committee of the Board as may be designated by the Board to administer the Plan, as described in Clause 2;

Company means Trintech Group Plc, an Irish company, or any successor company;

Consultant means an individual or corporate body who has agreed to perform services (on a part time or full time basis) for the Company or a Subsidiary on a continuous basis for at least one year, as determined by the Committee;

Date of Grant means, with respect to an Option, the effective date of the resolution of the Committee approving the grant of such Option or such later date as otherwise specified in the Committee resolution approving the grant of such Option;

Director means a director of the Company or of a Subsidiary, as determined by the Committee;

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation;

Exercise Price means the amount for which one Share may be purchased or subscribed upon exercise of an Option, as specified in the applicable Share Option Agreement;

ISO means an Option intended to qualify as an incentive stock option described in section 422(b) of the Code and the regulations thereunder;

Internal Revenue Service means the U.S. Internal Revenue Service;

Market Value means the market price of Shares, determined by the Committee as follows:

(a)	if Shares are traded on the National Market System of NASDAQ or any other recognised securities exchange regulated by the Securities and Exchange Commission (or on any other recognised stock exchange on which Shares may then be listed or dealt in and if more than one, the principal exchange on which Shares may then be listed) on the date in question, then the Market Value shall be equal to the higher of par and the closing price reported for such date by the applicable composite-transactions report or any other comparable or equivalent report prepared by the relevant regulatory authority governing the securities exchange on which the Shares are listed or dealt; and

(b)	if (a) is not applicable, then the Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Market Value by the Committee shall be based on the prices reported in the most recent edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

Nominated Consultant means a Consultant who shall have been nominated for the purpose of the Plan under Clause 3.2;

Nominated Director means a Director who shall have been nominated for the purpose of the Plan under Clause 3.2;

NSO means a stock option not described in sections 422 or 423 of the Code;

Option means an ISO or NSO granted under the Plan and entitling the holder to acquire Shares by subscription or purchase;

Participant means any Nominated Director or Nominated Consultant who is for the time being the holder of an Option;

Plan means this Trintech Group Plc Share Option Plan for Directors and Consultants 2007, as it may be amended from time to time;

Securities and Exchange Commission means the U.S. Securities and Exchange Commission;

Share means one ordinary share of US$0.0027 in the capital of the Company and such expression shall if the context admits or requires mean two such ordinary shares as may be represented by one American Depositary Share (and may be evidenced by one American Depositary Receipt) or such other ratio, established by the Company from time to time, of ordinary shares to American Depositary Shares (as may be evidenced by American Depositary Receipts);

Share Option Agreement means the agreement between the Company and a Participant which contains the terms, conditions and restrictions pertaining to his or her Option;

Subsidiary means a subsidiary undertaking which is, for the time being, a subsidiary of the Company within the meaning of Section 155 of the Act;

US Participant means any Participant who, at the time the Option is granted, is a citizen or resident of the United States of America for federal income tax purposes;

2.2.	Where the context permits the singular will include the plural and vice versa and the masculine will include the feminine.

2.3.	Any reference to a Consultant shall be a reference to an individual or a body corporate as appropriate.

2.4.	References to any act or legislation shall include any statutory modification, amendment or re-enactment thereof.

2.5.	The headings contained in the Plan are for reference purposes only and do not affect its meaning or construction.

2.6.	In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.	ADMINISTRATION

3.1.	Committee Composition

3.1.1.	Multiple Administrative Bodies: The Plan may be administered by different Committees with respect to different groups of Participants.

3.1.2.	Section 162(m): To the extent that the Committee determines it to be desirable to qualify Options granted hereunder to US Participants as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall, in respect of such US Participants, be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

3.1.3.	Rule 16b-3: To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act (“the Rule 16b-3”), the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

3.1.4.	Other Administration: Other than as provided above, the Plan shall be administered by a Committee, which committee shall be constituted to satisfy all applicable laws, rules and regulations.

3.2.	Committee Responsibilities and Authority

Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion to:

3.2.1.	nominate the Directors or Consultants who are to receive Awards under the Plan;

3.2.2.	determine the type, number, vesting requirements and other conditions of such Awards;

3.2.3.	interpret the Plan and Share Option Agreements made thereunder;

3.2.4.	approve forms of Share Option Agreement for use under the Plan;

3.2.5.	prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under Irish, U.S. state or federal tax laws or other foreign tax laws;

3.2.6.	modify or amend each Option (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan or the Share Option Agreement;

3.2.7.	authorise any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Committee; and

3.2.8.	make all other decisions relating to the operation of the Plan.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determination under the Plan shall be final and binding on all persons and shall be given maximum deference permitted by law.

4.	SHARES AVAILABLE FOR GRANTS

4.1.	Basic Limitation

The Company shall keep available sufficient authorised but unissued Shares to meet in full the exercise of Options. Subject to Clause 4.2 below, the aggregate number of Shares over which Options may be awarded under the Plan and the Trintech Group plc Share Option Plan 2007 shall not exceed 2,600,000 Shares or 1,300,000 American Depositary Shares as may be evidenced by American Depositary Receipts (or such other number of American Depositary Shares as represented by the ratio, established by the Company from time to time, of ordinary shares to American Depositary Shares, as may be evidenced by American Depositary Receipts). The limitation of this Clause 4.1 shall be subject to adjustment pursuant to Clause 8.1.

4.2.	Additional Shares

4.2.1.	If any Options are cancelled or forfeited, or if any Options terminate or lapse for any reason before being exercised, then the number of Shares to which such Options relate (or related) shall again become available for Awards under the Plan and shall not be counted for the Option limits set out at Clause 4.1 above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

4.2.2.	The provisions of Clause 4.2.1 shall also apply to any rights under the Trintech Group Plc Share Option Plan 2007 that are cancelled or forfeited, or terminate or lapse for any reason before being exercised.

4.3.	Individual Limits

The following limitations shall apply to grants of Options:

4.3.1.	No Participant shall be granted, in any fiscal year of the Company, Options to purchase more than 1,000,000 Shares (subject to adjustment as set out in Clause 4.3.3 below).

4.3.2.	In connection with his or her initial service, a Participant may be granted Options to purchase up to an additional 1,000,000 Shares which shall not count against the limit set forth in Clause 4.3.1 above.

4.3.3.	The foregoing limitations shall be adjusted proportionally in connection with any change in the Company’s capitalization as described in Clause 8.1.

5.	ELIGIBILITY

5.1.	General Rules

Only Directors and Consultants shall be eligible for designation as Participants by the Committee. In addition, only US Participants may be granted ISOs. The Committee shall, in its absolute discretion, determine whether a person is a Director or Consultant. No Director or Consultant shall have the right to be selected to receive an Option under this Plan, or, having been so selected, to be selected to receive a future Option.

5.2.	Ten-Percent Shareholders

A Director or Consultant who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

5.3.	Twenty-Nine Percent Shareholders

A Director or Consultant who owns (or who together with any person or persons acting in concert with him owns) directly or indirectly more than 29% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for designation as a Participant by the Committee and shall not receive any Awards under the Plan without the approval in advance of the Company’s shareholders for such participation and for the number of Options which it is proposed will be granted to such Director or Consultant. For the purposes of this Clause 5.3, “persons acting in concert” shall be construed in accordance with the definition of that term under the Irish Take-Over Panel Act 1997 Takeover Amendment Rules in force at the relevant time.

6.	TERMS AND CONDITIONS OF OPTIONS

6.1.	Share Option Agreement

Each grant of an Option under the Plan shall, be evidenced by a Share Option Agreement between the Participant and the Company. The Share Option Agreement for US Participants shall specify whether the Option is an ISO or an NSO. The provisions of the various Share Option Agreements entered into under the Plan need not be identical. Options awarded shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.

6.2.	Waiver of an Option

A Participant may by notice in writing given within thirty days of the Date of Grant of an Option, disclaim in whole or in part his rights under that Option in which case the Option shall for all purposes be deemed never to have been granted.

6.3.	Awards Non-transferable

6.3.1.	Individual Participant: No Option granted under the Plan shall be transferable by the Participant other than by will, or by the laws of intestate succession. An Option may be exercised during the lifetime of the Participant only by the Participant or by his or her legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime (or his legal personal representative after his death), whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

6.3.2.	Body Corporate: No Option granted under the Plan shall be transferable by the Participant and a Participant who is a body corporate may only exercise an Option through its duly authorised officers in accordance with its Memorandum & Articles of Association or bye-laws or other governing documents. No Option or interest therein may be transferred, assigned, pledged or hypothecated whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

6.4.	Number of Shares

Each Share Option Agreement shall specify the number of Shares over which an Option may be granted and shall provide for the adjustment of such number in accordance with Clause 8.1.

6.5.	Exercise Price

Each Share Option Agreement shall specify the Exercise Price and the Committee shall determine the Exercise Price per Share in its absolute discretion, provided that:

6.5.1.	the Exercise Price under an ISO shall not be less than 100% of the Market Value of a Share on the last trading day before the Date of Grant; and

6.5.2.	the Exercise Price under an NSO shall not be less than the par value of a Share; PROVIDED HOWEVER that to the extent that the Committee determines it to be desirable to qualify NSOs granted hereunder to US Participants as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Exercise Price under an NSO shall not be less than 100% of the Market Value of a Share on the last trading day before the Date of Grant.

Notwithstanding the foregoing, Options may be granted with a per share exercise price of less than 100% of the Market Value of a Share on the last trading day before the Date of Grant pursuant to a merger or other corporate transaction.

6.6.	Exercisability and Term

6.6.1.	Each Share Option Agreement shall specify the date when all or any instalment of the Option is to become exercisable and/or the conditions under which the Option is to become exercisable. The Committee may specify that an Option may not be exercised until the completion of a service period or until performance targets are satisfied.

6.6.2.	The Share Option Agreement shall also specify the term of the Option; provided that;

(1)	the term of an ISO shall in no event exceed 10 years from the Date of Grant, and

(2)	the term of an Option granted with an Exercise Price of less than the Market Value of a Share on the last trading day before the Date of Grant shall in no event exceed 7 years from the Date of Grant.

6.6.3.	A Share Option Agreement may provide for accelerated exercisability in the event of the Participant’s death or disability (in respect of an individual) or other events and may provide for expiration prior to the end of its term on such events as the Committee in its absolute discretion shall determine.

6.6.4.	All such terms relating to this Clause 6.6 shall be determined by the Committee in its absolute discretion.

6.7.	ISO $100,000 Rule.

Notwithstanding the designation of an Option as an ISO in accordance with Clause 6.1, to the extent that the aggregate Market Value of the Shares with respect to which ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Clause 6.7, ISOs will be taken into account in the order in which they were granted. The Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

6.8.	Modification or Exchange of Options

6.8.1.	Within the limitations of the Plan, the Committee may modify, or extend outstanding Options or may accept the cancellation of outstanding Options in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price.

6.8.2.	The foregoing notwithstanding:

6.7.2.1	no modification of an Option shall, without the consent of the Participant alter or impair his or her rights or obligations under such Option; and

6.7.2.2	no amendment or alteration shall be made without the consent of shareholders to the extent that such shareholder approval is required under the rules of any stock exchange on which Shares are listed or under the Act or the Code.

6.9.	De-listing of Shares

In the event of the Shares being no longer quoted on any stock exchange or quotation system the Board shall have discretion to terminate all unexercised Options and participants holding said Options shall be entitled to such compensation, if any, equal to the difference between the Market Value of the Shares and the Exercise Price of each Option which may be paid:

6.9.1.	in cash; or

6.9.2.	any other assets or rights,

as the Committee shall at its absolute discretion determine. For the avoidance of doubt, if the difference between the Market Value of a Share and the Exercise Price per share is less than or equal to zero, no payment will be due to participants in respect of those Options.

6.10.	Liquidation

In the event of the Company going into liquidation (other than for the purpose of merger or re-organisation under Clauses 9.1 and 9.2), unless the Committee otherwise determines in advance of the liquidation all Options shall cease to be exercisable and (save to the extent, if at all, that the Committee may prior to such liquidation at their absolute and uncontrolled discretion determine) Participants shall not be entitled to damages or other compensation of any kind.

7.	PROCEDURE ON EXERCISE OF OPTIONS

7.1.	Procedure

Options shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Share Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. No exercise will be permitted unless the Committee is satisfied that all conditions relating to such exercise pursuant to the Plan have been met and that such exercise would not breach any applicable laws or regulations, including (but not limited to) any code regulating dealings in shares in the Company by directors, other individuals or corporate bodies.

7.2.	Payment for Option Shares

On exercise the Participant will make payment to the Company of such portion of the aggregate Exercise Price as is applicable, as follows:

7.2.1.	General Rule

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash in lawful currency or a banker’s draft in favour of the Company at the time when such Shares are subscribed for or purchased, except that the Share Option Agreement may specify that payment may be made in any form(s) described in this Clause 7.2.

7.2.2.	Cashless Exercise

Payment may be made by delivery (on a form prescribed by the Company) of an undertaking to pay and an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

7.2.3.	Other Forms of Payment

Payment may be made in any other form that is consistent with applicable laws, regulations and rules and agreed between the Company and the Participant.

7.3.	Subject to the Company obtaining any regulatory or other consent which is necessary to enable it to allot Shares pursuant to the exercise of the Option and subject to the terms of any such consent, as soon as practicable after the notice exercising an Option under the Plan has been received by the Company, the Committee on behalf of the Company shall allot to the Participant the number of Shares in respect of which the notice has taken effect.

7.4.	As soon as reasonably practicable after allotting any Shares under the Plan, the Committee on behalf of the Company shall, if the Shares are to be held in certificate form, issue to the Participant (or his personal representative, if appropriate) a definitive share certificate in respect of the Shares so allotted.

7.5.	All fully paid Shares issued on any exercise of an Option will rank pari passu in all respects with the fully paid Shares already in issue (except that they will not rank for any dividend rights, voting rights or other distribution rights attaching to the Shares by reference to a record date prior to the date of allotment) and will be subject to all relevant provisions of the Articles of Association of the Company. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when the Participant’s notice of exercise and tender of exercise price is given, except as expressly provided in Clause 8.1.

7.6.	Where appropriate, the Company shall apply to the appropriate listing authority for any Shares in respect of which an Option has been exercised to be admitted to the official list of the relevant exchange.

8.	ADJUSTMENT OF SHARES

8.1.	Adjustments

In the event of a subdivision of the outstanding Shares, bonus or scrip issue, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the issued Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a sale of all or a substantial part of the business of the Company, spin-off or a similar occurrence, the Committee will make appropriate adjustments to one or more of the following:

8.1.1.	the number of Shares for which Options may be available for future Awards under Clause 4;

8.1.2.	the number of Shares covered by each outstanding Option;

8.1.3.	the Exercise Price under each outstanding Option;

8.1.4.	the class of Share; or

8.1.5.	where the Option has been exercised but no Shares have been allotted pursuant hereto, the number of Shares which may be allotted and/or (subject to any adjustment under Clause 8.1.3) the Exercise Price payable for each such Share.

8.2.	Except as provided in this Clause 8, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.	TAKEOVER, MERGER OR OTHER REORGANISATION

9.1.	Change in Control

In the event of a Change in Control or in the event the Company is a party to a merger, takeover or other reorganization or the Committee considers this is about to occur, the Committee shall, subject to Clause 9.2, be entitled (without the Participant’s consent unless the Committee otherwise requires) at its discretion and not withstanding anything herein contained (except the proviso below):

9.1.1.	to request Participants to exercise outstanding Options in relation to the whole or a specified portion of the Shares to which such Options relate and within such time or times and subject to any other conditions or limitations as the Committee may at its discretion determine; if a Participant does not comply with the aforementioned request such Options shall lapse at the expiry of the time specified for exercise by the Committee;

9.1.2.	to agree that outstanding Options will be assumed or substituted by the surviving company or its parent (or the acquiring company or its parent where a takeover occurs);

9.1.3.	to arrange for the continuation by the Company of outstanding Options (if the Company is a surviving company or an acquiring company in a takeover);

9.1.4.	to make payment of a cash settlement to Participants equal, per Share, to the difference between the amount to be paid for one Share under the agreement of merger or takeover terms and the Exercise Price per Share;

9.1.5.	to agree to accelerate the exercisability of such outstanding Options followed by the cancellation of Options not exercised; and

9.1.6.	to otherwise vary the exercise of outstanding Options on such conditions as the Committee may decide.

9.2.	Offer for Shares where there are no agreed terms

In the event that the Company is the subject of an offer for all of its securities which is not recommended by the Board to the Company’s shareholders or otherwise agreed to by the Board, the exercisability and vesting of outstanding Options shall be fully accelerated. Participants may exercise outstanding Options within the period of 90 days following the date upon which the offer becomes unconditional in all respects. The Committee shall cancel Options not exercised within the aforesaid period.

9.3.	Directors or Consultants of another corporation

The Company may grant options under the Plan in substitution for Options held by directors or consultants (including, as appropriate, a body corporate) of another corporation who become directors or consultants of the Company or any Subsidiary as a result of a merger or consolidation of the other corporation with the Company or any Subsidiary, or as a result of the acquisition by the Company or an Subsidiary of property or stock of the other corporation. The Company may direct that substitute Options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

10.	LIMITATION ON RIGHTS

10.1.	Retention Rights

Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain a Director or Consultant of the Company or a Subsidiary (nor shall it be deemed to give any corporate Participant a right to remain as a Consultant of the Company or a Subsidiary), nor shall they interfere in any way with the individual’s (or body corporate’s) right or any right that the Company or a Subsidiary, as the case may be, may have to terminate the service agreement at any time, with or without cause or notice. Neither Directors, Consultants or Participants shall be entitled to any compensation or damages whatsoever or howsoever described for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

10.2.	Regulatory Requirements

Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

11.	WITHHOLDING TAXES

If withholding tax obligations arise under Irish, U.S. state or federal law or other foreign law in connection with any transaction under the Plan, then the Participant, beneficiary or other person who is subject to such obligations shall make arrangements satisfactory to the Company to meet such obligations. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

12.	GENERAL PROVISIONS

12.1.	Term of the Plan

The Plan, as set forth herein, shall become effective as of the Adoption Date. The Plan shall terminate on the tenth anniversary of the Adoption Date unless it has previously been terminated under Clause 12.3.

12.2.	Amendment or Termination

12.2.1.	the Board may, at any time and for any reason, amend or terminate the Plan by resolution. An amendment of the Plan shall be subject to the approval of the Company’s shareholders if it increases the number of Shares over which Options may be awarded under Clause 4.1 or extends the term of the Plan (provided that no amendment pursuant to Clause 8.1 shall be regarded as requiring shareholder approval). No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not (subject to Clauses 9.1) affect any Option previously granted under the Plan and notwithstanding such termination, the Company shall continue to act, administer and manage the Plan in accordance with its terms; and

12.2.2.	the Committee may in respect of Directors or Consultants who are or may become primarily liable to taxation outside Ireland on their remunerations amend or alter the provisions of the Plan and the terms and conditions of Awards as the Committee considers necessary or desirable to take account of relevant overseas taxation or securities laws and the alterations or amendments so made are scheduled to the Plan.

12.3.	Notices

12.3.1.	To Directors, Consultants and Participants

Save as otherwise provided herein, any notice or communication to be given by the Company to a Participant shall be sufficiently given if:

(a)	sent by ordinary post to his last known address, in which case notice shall be deemed to have been received 72 hours after the date of posting;

(b)	sent by means of electronic communication to such electronic address as may be specified by him from time to time for that purpose and if so sent, shall be deemed to have been sent when it is first transmitted;

(c)	delivered to him at his place of work (in the case of an individual) or

(d)	in the case of a body corporate, sent to its registered office or corporate headquarters.

12.3.2.	To the Company

Save as otherwise herein provided any notice or communication given by a Participant to the Company shall be sufficiently given if:

(a)	delivered or sent to the Company at its registered office (or at such other place or places as the Committee may from time to time determine and notify to Participants) and be effective upon receipt; or

(b)	via electronic communication to such email or electronic address as may from time to time be notified to Participants but shall not in any event be deemed to be duly given unless it is acknowledged by the Company when it is first posted, delivered or transmitted.

13.	GOVERNING LAW & DISPUTES

The Plan shall be governed by, and construed in accordance with, the laws of Ireland. In the event of any dispute in connection with the Plan or a Share Option Agreement, Participants shall submit to the non-exclusive jurisdiction of the Irish Courts.

14.	LIABILITY OF THE COMPANY

14.1.	Inability to Obtain Authority

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.2.	Grants Exceeding Allotted Shares

If the Shares covered by an Option exceed, as of the Date of Grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Clause 12.2.1 of the Plan.